Exhibit 99.1

News Release

AIT Therapeutics Reports Third Quarter 2017 Financial Results

Conference call begins today at 10:30 a.m. Eastern time

NEW YORK, NY, November 3, 2017 – AIT Therapeutics, Inc. (OTC: AITB), a clinical-stage biopharmaceutical company focused on developing inhaled Nitric Oxide (NO) for the treatment of patients with respiratory conditions including serious lung infections and pulmonary hypertension, today announced financial results for the three- and nine-months ended September 30, 2017.

Operational Highlights include:

•
On October 23, 2017, the last patient completed treatment in our Phase 2 NO-NTM abscessus trial for the treatment of Nontuberculous Mycobacteria (NTM) abscessus lung disease.  The Company expects to announce data from the trial before the end of 2017.

•
Announced publication of data showing significant improvement in bacterial load in two cystic fibrosis patients with Mycobacterium abscessus complex (MABSC) in a compassionate use trial, while also showing the treatment was safe and tolerable.

•	The U.S. Food and Drug Administration (FDA) granted orphan drug designation to the Company’s NO formulation for the treatment of infections caused by NTM.
•
Executed a letter of intent (LOI) to acquire a global, exclusive, transferable license to the eNOGenerator and related intellectual property.  The revolutionary eNOGenerator can generate NO on demand for delivery to the lungs at concentrations ranging from 1 to 400 part per million (ppm), which will allow AIT to target all conditions requiring NO at any concentration, regardless of the need for intermittent or continuous dosing.

•
Treated one patient infected with MABSC with the AIT NO delivery system, including the eNOGenerator, at the National Institute of Health (NIH) with results showing no adverse events related to NO and positive trends in key clinical data points

•
We have begun system installation in our ongoing Phase 3 Nitric Oxide for BROnchiolitis (NO-BRO) trial in infants with bronchiolitis requiring hospitalization.  We expect that enrollment will begin late in the fourth quarter.  Results for this trial are expected in the first half of 2018.

•
Built out our executive team with five senior level hires, Chief Medical Officer, Head of Regulatory Affairs, Senior Vice President of Clinical Research, Vice President of Medical Systems and Vice President of Engineering.

“We have accomplished several important milestones at AIT in clinical development, regulatory, and management team additions to prepare for the potential running of two Phase 3 programs in the US in 2018.  Data from both our Phase 2 NO-NTM abscessus trial and the Phase 3 NO-BRO trial are expected in the near term, which may signal significant progress toward meaningful treatments for both MABSC and bronchiolitis patients,” said Steve Lisi, Chairman of the Board and Chief Executive Officer of AIT Therapeutics.

“We are very excited about the LOI to license the eNOGenerator technology, which could be a game-changer for patients, medical professionals and the company,” added Mr. Lisi.  “We have already treated a MABSC patient with the AIT NO delivery system, with the generator incorporated, and anticipate eventually having the ability to treat all patients in need of NO therapy regardless of the underlying condition.

“We look forward to presenting data from our NO-NTM abscessus Phase 2 clinical trial before year end. NTM is a devastating condition and MABSC is the worst form of it. The current standard-of-care, a combination of several antibiotics administered over one to two years, has a very poor record of treating MABSC,” stated Mr. Lisi.

Nitric Oxide for NTM abscessus (NO-NTM abscessus) Trial Design

The single-arm, open-label Phase 2 trial enrolled 9 patients with MABSC, who were refractory to standard-of-care. Patients were treated with inhaled NO at a concentration of 160 ppm for 30 minutes, in addition to treatment with standard-of-care. Our inhaled NO treatment was administered intermittently 5 times per day over a 14-day period, followed by a 7-day period with 3 treatments per day. The primary endpoint is safety, as measured by NO-related serious adverse events (SAEs), over the 21-day treatment period. Secondary endpoints include a 6-minute walk test and Mycobacterium abscessus load in sputum. The Company announced on October 23, 2017 that the last patient had completed treatment, and that data were expected before the end of 2017.

Nitric Oxide for BROnchiolitis (NO-BRO) Trial Design

The prospective, randomized, double-blind, controlled Phase 3 trial is expected to enroll 94 patients, aged 0-12 months, who are hospitalized due to bronchiolitis.  Patients will receive either standard-of-care (typically oxygen and hydration) or standard-of-care plus inhaled NO at a concentration of 160 ppm for 30 minutes 5 times per day for up to 5 days.  The primary endpoint is hospital length-of-stay (LOS).  Secondary endpoints are time required to achieve a clinical score of 5 or less on the modified Tal score and time required to achieve oxygen saturation (SaO2) of 92% or greater.  Data are expected to be announced in the first half of 2018.  Please refer to our website for more information on the modified Tal score.

About NTM

NTM infection is a rare and serious condition causing debilitating pulmonary disease associated with increased morbidity and mortality. NTM is an emerging public health concern worldwide because of its multi-drug antibiotic resistance. Current treatment guidelines suggest a combination of multiple antibiotics delivered continually over one to two years. These complex, expensive and invasive regimens have a poor record in the treatment of MABSC. AIT’s system is designed to effectively deliver 160 ppm NO, which has been proven to eliminate bacteria, viruses, fungi and other microbes from the lungs and may work against antibiotic resistant bacteria.

About Bronchiolitis

The majority of hospital admissions of infants with bronchiolitis are caused by respiratory syncytial virus (RSV).  RSV is a common and highly transmissible virus that infects the respiratory tract of most children before their second birthday. While most infants with RSV present with minor respiratory symptoms, a small percentage develop serious lower airway infections, termed bronchiolitis, which can become life-threatening. The absence of treatment options for bronchiolitis limits the care of these extremely sick infants to largely supportive measures.  AIT’s system is designed to effectively deliver 160 ppm NO, which has been proven to eliminate bacteria, viruses, fungi and other microbes from the lungs.

Third Quarter Financial Results

The Company had cash and cash equivalents of $3.8 million at September 30, 2017, compared to $5.2 million at June 30, 2017.

For the three months ended September 30, 2017, the Company posted a net loss of $7.1 million, or $1.18 per share, compared to a net loss of $0.5 million, or $0.44 per share, for the same period in 2016.  The weighted number of shares outstanding were 6,045,515 and 1,449,528 for the three months ended September 30, 2017 and September 30, 2016, respectively.

Research and development expenses were $1.2 million for the three months ended September 30, 2017, as compared to $78 thousand for the three months ended September 30, 2016. The increase was primarily due to costs related to clinical trials.

General and administrative expenses were $864 thousand for the three months ended September 30, 2017, as compared to $89 thousand for the three months ended September 30, 2016. The increase of $775 thousand for the third quarter of 2017 as compared to the 2016 period resulted primarily from an increase in stock-based compensation and an increase in general infrastructure to support the management of advancing our NO therapy.

Financial expenses for the three months ended September 30, 2017 was $5.1 million, compared to a financial expense of $319 thousand for the three months ended September 30, 2016. The financial expenses of $5.1 million recognized in the third quarter of 2017 primarily resulted from the revaluation of warrants issued to investors in connection with private placements.

As of September 30, 2017, the Company had cash and short-term deposits of $3.8 million and working capital of $2.7 million.

Throughout 2017, the Company will continue to invest primarily in research and development efforts for the Company’s clinical trials in NTM abscessus and bronchiolitis.

Conference Call

AIT Therapeutics management will host a conference call for investors today, November 3, 2017, beginning at 10:30 a.m. Eastern time to discuss these results and answer questions.  Shareholders and other interested parties may participate in the call by dialing (8880 438-5449 (domestic) or (719) 325-2450 (international) and entering passcode 1870535. The call also will also be available via a webcast that can be accessed on the Company's website at www.ait-pharm.com or by using the following link: http://public.viavid.com/index.php?id=126768.

A replay of the call will be accessible two hours after its completion through November 17, 2017 by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering passcode 1870535. The call will also be archived on the Company website for 30 days at www.ait-pharm.com on the “Investor Relations” page.

About Nitric Oxide (NO)

Nitric oxide (NO) is a powerful molecule proven to play a critical role in a broad array of biological functions. In the airways, NO is believed to play a key role in the innate immune system at concentrations of approximately 200 ppm. In vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, both gram-positive and gram-negative, but also against other diverse organisms including mycobacteria, fungi, yeast and parasites, and has the potential to eliminate their multi-drug resistant strains.

About AIT Therapeutics Inc.

AIT Therapeutics Inc. is a clinical-stage biopharmaceutical company using nitric oxide (NO) to treat respiratory and other diseases. The Company is currently applying its therapeutic expertise to treat lower respiratory tract infections that are not effectively addressed with current standards of care as well as pulmonary hypertension in various settings.  AIT Therapeutics is currently advancing its revolutionary NO respiratory targeted system in clinical trials for the treatment of bronchiolitis and nontuberculous mycobacteria (NTM). For more information, visit www.AIT-Pharm.com.

Forward-Looking Statement

This press release contains “forward-looking statements.”  Forward-looking statements include statements about our expectations, beliefs, or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to fund and the results of further pre-clinical and clinical trials; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACT
Steven Lisi, Chief Executive Officer
AIT Therapeutics, Inc.
Steve@AIT-Pharm.com

Bob Yedid
LifeSci Advisors, LLC
Bob@LifeSciAdvisors.com
(646) 597-6989

AIT Therapeutics, Inc.
Condensed Consolidated Statement of Operations (Unaudited)
(in thousands, except share and per share data)

	Nine months ended September 30,		Three months ended September 30,
	2017	2016	2017	2016
	Unaudited		Unaudited

Operating expenses:
Research and development expenses	$3,223	$573	$1,193	$78
General and administrative expenses	5,461	523	864	89
Costs related to aborted IPO	-	621	-	-

Operating loss	8,684	1,717	2,057	167

Financial expense, net	7,622	990	5,092	319

Loss before taxes on income	16,306	2,707	7,149	486

Taxes on income	6	39	-	17

Net loss	16,312	2,746	7,149	503

Net basic and diluted loss per share	$2.73	$1.99	$1.18	$0.44

Weighted average number of shares of Common Stock used in computing basic and diluted net loss per share	5,969,969	1,448,750	6,045,515	1,449,528

AIT Therapeutics, Inc.
Condensed Consolidated Balance Sheet
(in thousands, except share data)

	September 30,	December 31,
	2017	2016
	Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,752	$7
Marketable securities	2,005	-
Other accounts receivable and prepaid expenses	114	78

Total current assets	3,871	85

NON-CURRENT ASSETS:

Deferred private placement costs	-	90
Property and equipment, net	208	61

Total non-current assets	208	151

TOTAL ASSETS	$4,079	$236

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Bank loan	$-	$39
Trade payables	463	528
Other accounts payable	633	1,093
Loans from related parties and others	30	379

Total current liabilities	1,126	2,039

NON-CURRENT LIABILITIES:
Convertible notes	-	2,895
Liability related to warrants	9,819	-

Total non-current liabilities	9,819	2,895

TOTAL LIABILITIES	10,945	4,934

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY:

Common Stock, $0.0001 par value per share -
100,000,000 and 11,665,085 shares authorized at September 30, 2017 (unaudited) and December 31, 2016 respectively; 6,097,254 and 2,207,449 shares issued and outstanding shares at September 30, 2017 (unaudited) and December 31, 2016, respectively	1	1
Preferred Stock, $0.0001 par value per share -
10,000,000 shares authorized at September 30, 2017 (unaudited) and December 31, 2016; 0 issued and outstanding shares at September 30, 2017 (unaudited) and December 31, 2016	-	-
Accumulated other comprehensive income	5	-
Treasury shares	(25)	-
Additional paid- in capital	23,038	8,874
Deficit accumulated	(29,885)	(13,573)

Total stockholders' deficiency	(6,866)	(4,698)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$4,079	$236

AIT Therapeutics, Inc.
Condensed Consolidated Statement of Cash Flows (Unaudited)
(in thousands)

	Nine months ended September 30,		Three months ended September 30,
	2017	2016	2017	2016
	Unaudited		Unaudited
Cash flows from operating activities
Net loss	(16,312)	(2,746)	(7,149)	(503)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	21	20	5	6
Capital loss in respect to property and equipment	-	4	-	4
Stock-based compensation, warrants, RSs and RSUs	4,163	370	465	85
Issuance of Common Stock to finder upon the conversion of Convertible Notes	18	-	-	-
Amortization of beneficial conversion feature and debt issuance costs in the Convertible Notes	1,046	776	-	274
Issuance cost related to warrants to investors and placement agent	457	-	-	-
Issuance of additional warrants granted to investors	2,434	-	-	-
Revaluation of warrants to purchase Common Stock	3,625	-	5,084	-
Imputed interest on Convertible Notes, loans from related parties and bank loan	30	215	2	65
Change in:
Other accounts receivables and prepaid expenses	(36)	-	74	1
Trade payables	(126)	342	(38)	13
Other accounts payable	(633)	252	157	(57)
Deferred costs of IPO that was aborted	-	352	-	-
Net cash used in operating activities	(5,313)	(415)	(1,400)	(112)

Cash flows from investing activities
Investment in marketable securities	(2,000)	-	(2,000)	-
Selling or property and equipment	-	3	-	3
Purchase of property and equipment	(108)	-	(37)	-
Purchase price that has been paid upon the reverse merger	(295)	-	-
Net cash (used in) provided by investing activities	(2,403)	3	(2,037)	3

Cash flows from financing activities
Proceeds from loan from related parties and others	57	70	-	70
Maturity of loan and interest from related parties and others	(418)	-	-	-
Proceeds from issuance of Convertible Note	-	184	-	58
Proceeds from bank loan	-	467	-	105
Repayment of bank loan	(42)	(418)	-	(106)
Proceeds from issuance of units consisting of Common Stock and warrants, net of issuance costs	9,889	-	-	-
Treasury shares	(25)	-	-	-
Net cash provided by financing activities	9,461	303	-	127

Change in cash and cash equivalents	1,745	(109)	(3,437)	18
Cash and cash equivalents at the beginning of the period	7	129	5,189	2

Cash and cash equivalents at the end of the period	1,752	20	1,752	20

Supplemental disclosure of non‑cash financing activities:
Conversion of Convertible Notes into Common Stock	3,955	-	-	-
Purchase of property and equipment	60	-	-	-